Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy, Inc. Announces One-for-Twenty-Five Reverse Stock Split

HOUSTON, TX / ACCESSWIRE / December 19, 2018 / Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”) based in Houston, Texas, a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids, today announced that, its Board of Directors has approved a 1-for-25 reverse stock split of the Company’s (a) authorized shares of common stock; and (b) issued and outstanding shares of common stock. The reverse stock split will be effective as of the open of the market on December 24, 2018.

The reverse split will result in each outstanding twenty-five pre-split shares of common stock automatically combining into one new share of common stock without any action on the part of the shareholders. The total number of outstanding common shares will be reduced from approximately 147 million to approximately 5.9 million shares. The Company’s authorized number of shares of common stock will also be proportionately decreased from 500,000,000 to 20,000,000 shares as a result of the reverse stock split and pursuant to Nevada Revised Statutes (NRS) Section 78.207. No fractional shares will be issued as a result of the reverse split as any fractional shares resulting from the reverse split will be rounded up to the nearest whole share on a per shareholder basis.

The Board of Directors of the Company approved the action in accordance with Nevada law (NRS Section 78.207) on December 19, 2018. No additional Company or shareholder approval is required because both the number of authorized shares of common stock and the number of outstanding shares of common stock will be proportionally reduced as a result of the reverse split, and the reverse split will not adversely affect any other class of stock of the Company and the Company will not pay money or issue scrip to shareholders who would otherwise be entitled to receive a fractional share as a result of the reverse split. The reverse split will have no effect on the Company’s authorized preferred stock, except to affect, where applicable, the conversion rates and voting rights of such preferred stock.

The reverse stock split will not impact any shareholder’s percentage ownership of Camber or voting power, except for minimal effects resulting from the treatment of fractional shares.

Camber’s shares of common stock will continue to trade on the NYSE American (“NYSE”) under the symbol “CEI” but will trade under a new CUSIP Number, 13200M 300. The reverse stock split is intended to increase the market price per share of Camber’s common stock in order to comply with the NYSE continued listing standards relating to minimum price per share. The reverse stock split will not cure Camber’s non-compliance with the NYSE continued listing rules regarding minimum levels of stockholders’ equity as described in prior filings.

ClearTrust, LLC, Camber’s transfer agent, will act as the exchange agent for the reverse stock split. Please contact ClearTrust, LLC for further information at (813) 235-4490.

Mr. Louis Schott, the Interim Chief Executive Officer of the Company, stated “The reverse split should enable us to satisfy the NYSE American minimum share price requirements required for the continued listing of our common stock on the NYSE American which we believe will help us facilitate acquisitions in the future. We are actively considering various acquisitions which we believe will be accretive to shareholders. We consider this a purely mechanical change that does not impact our strategy, business plans, liquidity, operations or the intrinsic value of our shares.”

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Texas Panhandle as well as other basins. For more information, please visit the Company's website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; risks relating to funding we may never receive pursuant to the November 2018 Stock Purchase Agreement; risks relating to our ability to close the transactions contemplated by the Memorandum of Understanding; risks relating to extensions and approvals provided by the NYSE American and other risks described in Camber's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

SOURCE: Camber Energy, Inc.

Released December 19, 2018